Exhibit (m)

Steward Large Cap Enhanced Index Fund

Steward International Enhanced Index Fund

Steward Global Equity Income Fund

Steward Select Bond Fund

Steward Small-Mid Cap Enhanced Index Fund

(series of Steward Funds, Inc.)

SERVICE AND DISTRIBUTION PLAN

(as amended February 14, 2017)

Introduction: It has been determined that the series (each, a "Fund") and classes (each, a "Class") indicated on Schedule A hereto, which are series and classes of Steward Funds, Inc. ("SFI"), will pay specified amounts to Capstone Asset Planning Company ("Distributor") as compensation for providing certain distribution-related and shareholder-servicing services with respect to shares and shareholders of each such Fund and Class. The Board of Directors of SFI therefore adopts the Service and Distribution Plan (the "Plan") for the Funds and Classes, as set forth herein, pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act"). The December 7, 2016 amendment adds Steward Small-Mid Cap Enhanced Index Fund and its classes to Schedule A hereto as a Fund and Classes hereunder.

The Board of Directors, in its initial consideration of whether the Plan should be implemented with respect to the Funds and Classes, as well as in its consideration of this amendment to the Plan, requested and evaluated such information as it deemed necessary to make an informed determination as to whether the Plan and this amendment should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Funds and Classes for such purposes.

In voting to approve the implementation of the Plan and any amendments to the Plan, both the full Board of Directors, and the directors who are not “interested persons” (as defined in the Act) of SFI and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (“Plan Directors”), must have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan, including this amendment, will benefit the Funds, the Classes and their shareholders. Both the Board of the Directors and the Plan Directors, in approving this amendment to the Plan, noted that the fees to be paid by the class of Steward Small-Mid Cap Enhanced Index Fund indicated on Schedule A hereto are the same as were paid by that class under a separate plan before it became a series of Steward Funds, Inc. and was added to this Plan and that there are no material differences between this Plan and the plan previously applicable to that Fund and class.

The Plan: The material aspects of the financing by the Funds and Classes of distribution and shareholder servicing activities to be performed for the Funds and Classes are as follows:

1.	Each Fund or Class, as applicable, will compensate the Distributor for services provided and expenses incurred in connection with the distribution and marketing of shares of the particular Fund or Class and for the servicing of shareholders of that Fund or Class. Such distribution, marketing and shareholder servicing activities to be provided by the Distributor may include (1) printing and advertising expenses; (2) payments to employees or agents of the Distributor who engage in or support distribution of shares of the Fund or Class, including salary, commissions, travel and related expenses; (3) the costs of preparing, printing and distributing prospectuses and reports to prospective investors; (4) expenses of organizing and conducting sales seminars; (5) expenses related to selling and servicing efforts, including processing new account applications, transmitting customer transaction information to the Funds' transfer agent and answering questions of shareholders; (6) payments of fees to one or more broker-dealers (which may include the Distributor itself), financial institutions or other industry professionals, such as investment advisers, accountants and estate planning firms (severally, a "Service Organization"), in respect of the average daily value of shares of a Fund or Class owned by shareholders for whom the Service Organization is the dealer of record or holder of record, or owned by shareholders with whom the Service Organization has a servicing relationship; (7) costs and expenses incurred in implementing and operating the Plan; and (8) such other similar services as the Funds' Board of Directors determines to be reasonably calculated to result in the sale of the shares of the Funds and Classes.

Subject to the limitations of applicable law and regulation, including rules of the Financial Industry Regulatory Authority (“FINRA”), the Distributor will be compensated monthly for such services at the annual rates indicated in Schedule A based on the average daily net assets of each applicable Fund or Class.

2.	Out of the amounts provided in Schedule A, the Distributor may periodically pay to one or more Service Organizations (which may include the Distributor itself) a fee in respect of the shares of a Fund or Class owned by shareholders for whom the Service Organizations are the dealers of record or holders of record, or owned by shareholders with whom the Service Organizations have servicing relationships. Such fees will be computed daily and paid quarterly by the Distributor at such annual rates as may be determined from time to time by the Board of Directors, consistent with applicable law, regulation and regulatory interpretation, and disclosed in the applicable Fund's prospectus, such rates to be based on the average daily net asset value of the shares of the Funds or Classes owned by shareholders for whom the Service Organizations are the dealers of record or holders of record, or owned by shareholders with whom the Service Organizations have servicing relationships, provided however, that the Distributor will not pay to a particular Service Organization any such monthly amount that is less than $25. Subject to the limits herein and the requirements of applicable law and regulations, including rules of FINRA, the Distributor may designate as "Service Fees," as that term is defined by applicable rules and regulatory interpretations applicable to payments under a plan such as the Plan, some or all of any payments made to Service Organizations (including the Distributor itself) for services that may be covered by "Service Fees," as so defined.

The payment to a Service Organization is subject to compliance by the Service Organization with the terms of a written agreement between the Service Organization and the Distributor ("Agreement"), in such form or forms as may be approved by the Directors from time to time in accordance with the requirements of Rule 12b-1 under the Act. If a shareholder of a Fund or Class ceases to be a client of a Service Organization that has entered into an Agreement with the Distributor, but continues to hold shares of the Fund or Class, the Distributor will be entitled to receive a similar payment in respect of the servicing provided to such shareholder. For the purposes of determining the fees payable under the Plan, the average daily net asset value of the shares of a Fund or Class, as applicable, shall be computed in the manner specified for the computation of the net asset value of the Fund or Class in SFI's Articles of Incorporation, including any amendments or supplements thereto, and the current prospectus for the applicable Fund or Class.

3.	The Plan will become effective with respect to a Fund or Class immediately upon approval with respect to such Fund or Class by (a) a majority of the Board of Directors, including a majority of the Plan Directors, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan. Additional series or classes of shares may be added to the Plan effective as to each such series and/or class upon approval by (a) majorities of both the Board of Directors and the Plan Directors, pursuant to votes cast in person at a meeting called for such purpose, and (b) if adopted after a public offering of such securities or if shares of the series or class have been sold to persons who are not "affiliated persons" (as defined in the Act) of SFI, promoters of SFI, or affiliated persons of either of the foregoing, by a majority of the outstanding voting securities of such series or class, as applicable. Each such series or class added to the Plan shall become a "Fund" or "Class" hereunder.

4.	The Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved by votes of (a) a majority of the Board of Directors and (b) a majority of the Plan Directors cast in person at a meeting called for the purpose of voting on the continuance of the Plan. In determining whether to continue the Plan, or to approve implementation of the Plan for any additional series or class, the Board of Directors shall have a duty to request and evaluate, and any person who is a party to any agreement with SFI related to the Plan shall have a duty to furnish such information as may reasonably be necessary to an informed determination of whether the Plan should be so continued or implemented. In fulfilling these duties, the Board of Directors shall consider and give weight to all pertinent factors, and minutes describing the factors considered and the basis for the decisions to use assets of the Fund or Class for distribution shall be made and preserved in accordance with paragraph 9 hereof. In voting to so continue or implement the Plan as to any Fund or Class, the Board of Directors and the Plan Directors must conclude, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the Act, that there is a reasonable likelihood that the Plan will benefit the applicable Fund or Class and its shareholders.

5.	The Plan may be amended at any time by the Board of Directors provided that (a) any amendment to increase materially the amounts that a Fund or Class may pay for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the respective Fund or Class, as applicable and (b) any material amendment of the terms of the Plan shall become effective only upon approval by vote of a majority of the Board of Directors and by vote of a majority of the Plan Directors, cast in person at a meeting called for the purpose of voting on such amendment.

6.	The Plan is terminable without penalty at any time with respect to any Fund or Class by (a) vote of a majority of the Plan Directors, or (b) vote of a majority of the outstanding voting securities of the respective Fund or Class, as applicable.

7.	Any person authorized to direct the disposition of monies paid or payable by a Fund or Class pursuant to the Plan or any agreement entered into in connection with the Plan shall provide to the Board of Directors, and the Board of Directors shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

8.	While the Plan is in effect, the Board of Directors will satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the Act,[1]as amended or in effect from time to time, subject to the interpretation of authorities having jurisdiction.

9.	SFI shall preserve copies of the Plan, any agreement into connection with the Plan, any report made pursuant to paragraph 7 hereof, and minutes describing the factors considered by the Board of Directors or Plan Directors and the basis for the decision to use assets of a Fund or Class for distribution for a period of not less than six years from the date of the Plan, such agreement or report, the first two years in an easily accessible place.

10.	To the extent the Plan covers more than one Fund or Class, the provisions of the Plan are severable for each Fund or Class, and whenever Rule 12b-1 provides for any action to be taken with respect to the Plan, that action must be taken separately for each Fund or Class affected by the matter.

11.	SFI (including the Funds and Classes) will comply with provisions of Rule 12b-1(h) under the Act, as it may be amended from time to time, notwithstanding any other provision of the Plan or any other provision of Rule 12b-1.[2]

STEWARD FUNDS, INC.

Date: February 14, 2017	By:	____________________________________
Michael L. Kern, III, CFA

Attest: __________________________
Patricia Mims, Secretary

1 Section 270.0-1(a)(7).

2 Rule 12b-1(h) prohibits a registered investment company from using sales of fund shares as a factor in allocating fund portfolio brokerage transactions and requires that the company have in place policies and procedures, approved by its board of directors, reasonably designed to prevent such practices.

SERVICE AND DISTRIBUTION PLAN

STEWARD FUNDS, INC.

SCHEDULE A

The amounts payable to the Distributor pursuant the Service and Distribution Plan are as indicated below for the listed Funds and Classes. The Distributor shall be paid monthly at the following annual rates to be applied to the average daily net asset value of the respective Fund or Class:

Name of Fund	Class of Shares	Annual Fee Rate
Steward Select Bond Fund	Individual Class	0.25%
Steward Large Cap Enhanced Index Fund	Individual Class	0.25%
Steward Global Equity Income Fund	Individual Class	0.25%
Steward International Enhanced Index Fund	Individual Class	0.25%
Steward Small-Mid Cap Enhanced Index Fund	Individual Class	0.25%